Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into to be effective as of the 1st day of November, 2020 (“Amendment Effective Date”), by and between IIP-PA 4 LLC, a Delaware limited liability company (“Landlord”), and PHARMACANN PENN PLANT LLC, a Pennsylvania limited liability company (“Tenant”).

RECITALS

A.           WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of August 9, 2019 (the “Existing Lease”), whereby Tenant leases the premises from Landlord located at Lot No. 4, Scott Technology Park, Scott Township, Pennsylvania;

B.           WHEREAS, concurrently with the execution of this Amendment, Tenant and Landlord shall execute an amendment to the Development Agreement; and

C.           WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.            Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.            Term.  Section 3.1 of the Existing Lease is hereby amended and restated in its entirety as follows:

"3.1.       Term. The actual term of this Lease (as the same may be extended or earlier terminated in accordance with this Lease, the "Term") commenced on August 9, 2019 (the "Commencement Date") and shall end on October 31, 2035, subject to extension or earlier termination of this Lease as provided herein."

3.            Base Rent; Base Rent Adjustments.  Landlord has agreed to increase the Construction Contribution Amount (as defined in the Development Agreement) under the Development Agreement by Two Million Dollars ($2,000,000.00) (the “Additional Construction Contribution Amount”).  In consideration for providing the Additional Construction Contribution Amount, the monthly Base Rent payable under the Existing Lease in the amount of Two Hundred Sixty-Six Thousand Five Hundred Dollars ($266,500.00) (the “Existing Base Rent”) shall be increased by Twenty-Two Thousand Five Hundred Dollars ($22,500.00) (the “Additional Base Rent”), subject to adjustment as set forth in this Section 3.  Accordingly, notwithstanding any provision of the Existing Lease to the contrary (including, without limitation, Sections 2.1 and 5.2 of the Existing Lease), effective as of the Amendment Effective Date, the aggregate monthly Base Rent shall equal Two Hundred Eighty-Nine Thousand Dollars ($289,000.00), subject to adjustment as set forth in this Section 3.  In addition, Section 5.2.2 of the Existing Lease is hereby amended to provide that: (a) the Existing Base Rent shall continue to be subject to an annual upward adjustment of two and one-half percent (2.5%) of the then-current Existing Base Rent with such adjustments to become effective on every successive annual anniversary of the Commencement Date for so long as this Lease continues in effect; and (b) the Additional Base Rent shall be subject to an annual upward adjustment of three percent (3.0%) of the then-current Additional Base Rent with the first such adjustment to become effective on the first anniversary of the Amendment Effective Date, and subsequent adjustments to become effective on every successive annual anniversary of the Amendment Effective Date for so long as this Lease continues in effect.  Furthermore, in the event that: (m) Base Rent is required to be adjusted pursuant to Section 5.2.3 of the Existing

Lease, and (n) the Required Arbitration Construction Payments funded by Tenant relate to Construction Payments (as defined in the Development Agreement) for any portion of the Additional Construction Contribution Amount, then in lieu of the calculation provided in Section 5.2.3(a) of the Existing Lease, the reduction in the Monthly Base Rent Amount shall be calculated as follows: (x) the product of 13.5% multiplied by the portion of the Required Arbitration Construction Payments actually funded by Tenant that constitutes a part of the Additional Construction Contribution Amount to be paid by Landlord (i.e. the last $2,000,000 of the Construction Contribution Amount), plus (y) the product of 12% multiplied by the portion of the Required Arbitration Construction Payments actually funded by Tenant that does not constitute a part of the Additional Construction Contribution Amount to be paid by Landlord (i.e. the first $25,058,000 of the Construction Contribution Amount), which is then (z) divided by twelve (12).  For example, if Tenant funds Required Arbitration Construction Payments equal to $200,000, only $100,000 of which relates to the Additional Construction Contribution Amount, then the Monthly Base Rent Amount shall be reduced by $2,125 ($12,000 (100,000 x .12) + $13,500 ($100,000 x .135)  = $25,500 ÷ 12 = $2,125).  The provisions of Sections 2.1 and 5.2 of the Existing Lease shall be deemed modified in accordance with this Section 3.

4.            Security Deposit.  The Security Deposit under the Lease shall be increased from Seven Hundred Eighty Thousand Dollars ($780,000.00) to Eight Hundred Forty-Seven Thousand Five Hundred Dollars ($847,500.00).  Accordingly, Section 2.2 of the Existing Lease is hereby amended and restated in its entirety as follows:

"2.2.       "Security Deposit": Eight Hundred Forty-Seven Thousand Five Hundred Dollars ($847,500.00), which shall be funded as follows:  (a) Twenty-Eight Thousand Two Hundred Sixty Dollars ($28,260.00) to be paid upon execution of this Agreement and (b) the remaining portion to be paid by Tenant (using its own funds) in installments in accordance with this Section 2.2.  Within two (2) Business Days following the date that Landlord makes any Construction Payment (as defined in the Development Agreement) to Tenant, Tenant shall deliver to Landlord a proportionate amount of the remaining balance of the Security Deposit as determined based upon the percentage derived from dividing (a) the amount of the Construction Payment by (b) the maximum amount of the Construction Contribution Amount (as defined in the Development Agreement), until such time as the Security Deposit has been fully funded.  As an example, if the maximum Construction Contribution Amount is $27,058,000, and the amount of the Construction Payment made to Tenant under the Development Agreement is equal to $5,411,600 (i.e. 20% of $27,058,000), then Tenant shall be required to pay an amount equal to $163,748 (i.e. $847,500 - $28,260 = $819,240 x 20% = $163,848) within such two (2) Business Day time period, which amount shall be retained by Landlord as part of the Security Deposit.  Notwithstanding the foregoing (and regardless of the amount of Construction Payments then requested to be funded by Tenant), the full Security Deposit shall be funded by Tenant no later than the date that is eighteen (18) months following the Execution Date."

5.            Broker. Each of Tenant and Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at the other party’s option and with counsel reasonably acceptable to other party, at the indemnifying party’s sole cost and expense) and hold harmless the indemnifying party for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

6.            No Default.  Each of Tenant and Landlord represents, warrants and covenants that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

7.            Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

8.            Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

9.            Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

10.          Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

11.          Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

IIP-PA 4 LLC,
a Delaware limited liability company

By:	/s/ Brian Wolfe
Name:	Brian Wolfe
Title:	Vice President, General Counsel and Secretary

TENANT:

PHARMACANN PENN PLANT LLC,
a Pennsylvania limited liability company

By:	/s/ Brett Novey
Name:	Brett Novey
Title:	CEO